EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Energous Corporation on Form S-3 (No. 333-203622) and Forms S-8 (No. 333-196360, 333-203152 and 333-204690) of our report dated March 15, 2016, with respect to our audits of the financial statements of Energous Corporation as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

Melville, New York

March 15, 2016